EXHIBIT 5

May 16, 2008

Hess Corporation
1185 Avenue of the Americas
New York, NY  10036

Re:   13,000,000 Shares of Common Stock reserved for
      issuance pursuant to the Hess Corporation 2008
      Long-Term Incentive Plan
----------------------------------------------------

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Hess Corporation, a Delaware corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 13,000,000 shares of its Common Stock, $1.00 par value (the "Common Stock"), reserved for issuance pursuant to the Hess Corporation 2008 Long-Term Incentive Plan (the "Plan").

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

Based on the foregoing, it is our opinion that the 13,000,000 shares of Common Stock referred to above have been duly authorized by the Company, and when issued as provided under the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP


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